Exhibit 99.2

DARDEN RESTAURANTS, INC.

NEWS/INFORMATION

Media & Communications

P.O. Box 593330

Orlando, FL 32859

Contacts:
(Analysts) Matthew Stroud	(407) 245-6458
(Media)	Jim DeSimone	(407) 245-4567

FOR RELEASE

September 19, 2006

4:45 PM ET

Darden CFO to Retire

Casual Dining Leader Announces Key Leadership Appointments

ORLANDO, Fla. (Sept.19, 2006) Linda Dimopoulos, 56, Chief Financial Officer of Darden Restaurants Inc. (NYSE: DRI), has announced that she will retire effective June 30, 2007 after 25 years of dedicated service to the company. Darden owns and operates Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones Barbeque & Grill and Seasons 52 restaurants.

Darden Chairman and CEO Clarence Otis also announced Tuesday that the company’s Board of Directors has elected Brad Richmond, 48, currently Darden’s senior vice president, Corporate Controller, to succeed Dimopoulos as senior vice president and Chief Financial Officer.

Succeeding Richmond will be Val Collins, 47, who currently serves as senior vice president and Chief Information Officer for the company.

“We will miss Linda’s good counsel, financial savvy and tremendous spirit,” said Otis. “She has been a major contributor to Darden and she is a great friend to me and to many others in the company.

It is also a tribute to Linda’s legacy of developing outstanding leadership in Finance that I’m able to announce Brad and Val’s appointments. These talented leaders will ensure Darden continues firmly on a path to becoming the best in casual dining now and for generations.”

Richmond and Collins will assume their new posts effective December 1, 2006 and Dimopoulos will remain as an adviser to the Darden Executive Team and to Richmond through her June 30 retirement date. This succession timetable leverages her leadership and expertise to provide a smooth, seamless transition through the rest of Darden’s 2007 fiscal year and through the fiscal 2008 planning cycle.

Dimopoulos has played an instrumental role in establishing a very strong financial function at Darden both before and after the company spun off from General Mills in 1995. Her efforts are a big reason Darden is recognized as a leader in casual dining financial operations, analysis and strategy.

“I’m now entering a new phase in my life – retirement,” Dimopoulos said, “where I can focus even more on my family and on the many other interests I have outside work.”

Dimopoulos joined General Mills Restaurants in 1982 as Director of Accounting holding increasingly responsible positions at Red Lobster and at Darden until she became CFO in December 2002, succeeding Otis in the role. Throughout her career, she provided strategic leadership and helped shape business priorities and technology strategy. She also helped Darden develop effective fiscal discipline and control systems.

“Linda lives our core values,” Otis said. “And her commitment to integrity and excellence is one reason Darden has been singled out as a company with strong ethics and good governance.

As Richmond assumes his new duties as CFO, he will join the Darden Executive Team led by Otis.

“Brad’s promotion recognizes his strong values and significant contributions to our growth during his 24 years with Darden,” said Otis. “He has broad-based experience in Darden’s finance, marketing, menu planning and business systems areas.”

Richmond joined Darden in 1982 as a food and beverage analyst for Casa Gallardo, an operating company formerly owned and operated by Darden. He held progressively more responsible positions with several operating companies, including Red Lobster and Olive Garden, in both the United States and Canada. He served as Red Lobster’s Senior Vice President, Corporate Controller and Strategic Planning until Darden appointed him Senior Vice President, Corporate Controller for the entire enterprise in August, 2005.

Val Collins, who will serve as senior vice president, Corporate Controller and Chief Information Officer, joined Red Lobster in 1985 as Manager of Accounting Systems and subsequently held several positions in accounting, finance and technology, including operating company controller for both Olive Garden and Red Lobster. Darden named her Senior Vice President, Chief Information Officer in January, 2003. In that position she has helped the company integrate technology into every corporate discipline, improving the employee experience and customer service while positioning Darden for accelerated sales growth and continued strong profit growth going forward.

She will continue to serve as a member of the Darden Operating Team led by Darden President and Chief Operating Officer Drew Madsen.

“Val will provide direction to Darden’s operating company controllers, lead Darden’s integrated technology efforts and serve on the company’s Operations and Marketing Leadership Boards,” Madsen said. “The breadth of Brad and Val’s combined talents is an important benefit to the company.”

“We strongly believe that these appointments will help Darden capture the significant long-term growth opportunity before us,” Otis said. “Brad and Val have the leadership skills and expertise to help us achieve our goals of more consistently delivering industry leading performance and setting the pace for innovation in casual dining.”

Darden Restaurants, Inc., headquartered in Orlando, Florida, is the largest publicly held casual dining restaurant company in the world serving more than 300 million meals during fiscal 2006. The company operates over 1,400 restaurants in the United States and Canada with over 150,000 employees and annual sales of over $5 billion.

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